UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: May 22, 2012
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 22, 2012, Moody's Investors Service, Inc. upgraded Ford's and Ford Credit's senior long-term, unsecured debt to investment grade with a rating of Baa3. This follows similar action taken by Fitch, Inc. on April 24, 2012.

With Ford's senior long-term, unsecured debt now being rated investment grade by two of the three major rating agencies, all conditions have been met for release of the collateral securing Ford's obligations under its $9.3 billion revolving credit facility. The revolving credit facility is the only facility remaining outstanding under the Credit Agreement dated as of December 15, 2006, as amended and restated as of November 24, 2009 (and as further amended) among Ford, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto. The collateral was released effective today, following notices being given to the administrative agent and the collateral trustee that the collateral release conditions were met.

As a result of the collateral release conditions under the Credit Agreement having been met, the U.S. Department of Energy's ("DOE's") second lien security interest in the collateral, securing up to $5.9 billion of loans to fund development and production of advanced technology vehicles, also has been released.

For additional details regarding our Credit Agreement and DOE loan, see our Current Report on Form 8-K dated March 15, 2012 and pages 61-63 of our Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: May 22, 2012	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary